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                                                                      EXHIBIT 99


NEWS

THE WILLIAMS COMPANIES, INC. (LOGO)  ONE WILLIAMS CENTER * TULSA, OKLAHOMA 74172
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                 For release:     Aug. 22, 1994

For more information contact:     Jim Gipson   (918) 588-2111 (Media)
                                  Linda Lawson (918) 588-2087 (Investors)
                                               (918) 561-6714 (FAX)
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The Williams Companies agrees to sell WilTel's Network to LDDS for $2.5 billion

     TULSA -- The Willams Companies, Inc. and LDDS Communications, Inc. signed a definitive agreement today for Williams to sell WilTel Network Services, a division of WilTel, to LDDS for $2.5 billion in cash.

     The sale is subject to the expiration of the Hart-Scott-Rodino waiting period and approvals by the Federal Communications Commission and various state public service agencies, which are expected by year end.

     "We take great pride in the people within our organization who created such substantial value from what began as just an idea," said Keith E. Bailey, chairman, president and chief executive officer of Williams. "In an industry that enjoys significant economies of scale, the combination of LDDS and WilTel Network Services should be assured of success over time.

     "We are satisfied the offer by LDDS represents a full and fair value for WilTel Network Services," he said. "In the long term, we believe accepting the offer is in the best interest of our shareholders and employees."

     Under the terms of the agreement, Williams will retain WilTel Communications Systems, a national telecommunications equipment supplier and service company, and Vyvx, which operates a national video network specializing in broadcast television applications.

     WilTel Network Services, which employs about 2,100 people, operates one of only four national digital telecommunications networks in the United States.

     Bernard J. Ebbers, president and chief executive officer of LDDS, a Jackson, Miss.-based company that has been one of WilTel's largest customers, said operations headquarters for WilTel will remain in Tulsa.

     "We expect significant operating synergies as a result of combining the operations of
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WilTel and LDDS," Ebbers said. "WilTel is recognized as a leading 'carrier's carrier,' but is also well recognized for its development of leading edge technology for larger telecommunications users. This ideally complements our historical focus on smaller business customers."

     Under the terms of the agreement, Williams will continue to operate WilTel until closing and will provide administrative service support for some period of time beyond closing. For that reason, there is not expected to be any immediate impact on the employees of Williams or WilTel Network Services.

     Bailey said he expects Williams will quickly redeploy proceeds from the sale.

     "We have identified a number of investments in the energy area that we are actively pursuing," Bailey said. "We are very optimistic we can continue to grow earnings for the foreseeable future."

     Subject to future adjustments, cash proceeds from the transaction net of related costs and income taxes are estimated to be in excess of $1.6 billion, with an after-tax gain estimated to be at least $950 million.

     He said the Williams board of directors, which approved the sale earlier today, also authorized discretionary open-market repurchases of up to $800 million of Williams' common stock over the next 12 months.

     "The timing and extent of any repurchases will be dictated by the rate of our capital redeployment and the price of our stock," Bailey said.

     Ebbers said today's announcement, "like our pending acquisition of IDB Communications Group, Inc., represents a continuation of the company's overall strategy that includes the acquisition of, or merger with, other significant telecommunications providers."

     He said combining LDDS' and WilTel's networks will result in a 15,000-plus mile state-of-the-art digital system.

     LDDS has secured a $3.25 billion underwritten commitment from a group of banks managed by NationsBank to both finance this transaction and re-finance LDDS' existing outstanding indebtedness. The financing is subject to normal closing conditions.

     Williams is listed on the New York and Pacific stock exchanges under the symbol WMB. LDDS Communications is Nasdaq-listed as LDDS.



For information from LDDS:  (601) 360-8602  (Media)
                            (601) 360-8608  (Investors)